EXHIBIT 10.1

Performance Unit Number:

PERFORMANCE UNIT AGREEMENT

This Agreement is entered into as of the [DATE OF GRANT] by and between ACORDA THERAPEUTICS, INC., a Delaware corporation ("Company"), and [EMPLOYEE NAME] ("Employee") at [EMPLOYEE ADDRESS].

WITNESSETH:

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, in accordance with the Acorda Therapeutics, Inc. 2015 Omnibus Incentive Compensation Plan (the "Plan") the parties hereto hereby agree as follows (all capitalized terms herein not otherwise defined shall have the meanings set forth in the Plan):

1.          Grant.  The Company hereby grants to Employee [TOTAL SHARES GRANTED] Restricted Stock Units designated by the Committee as Qualified Performance-Based Awards under the Plan, subject to the terms of the Plan and the restrictions and provisions of this Agreement (the "Restricted Stock Units").

2.	Treatment During Performance Period.

a.  Performance Period.  The "Performance Period" applicable to the Restricted Stock Units is the period beginning on the date of this grant and ending on such date that the Committee determines, with respect to any particular Restricted Stock Units, that a Performance Milestone (as defined in Section 2(d)) applicable to such Restricted Stock Units cannot be met (the "Expiration Date").  To the extent that Restricted Stock Units remain outstanding and unvested on the Expiration Date, they shall expire on that date, and the Company shall have no further obligation under this Agreement.

b.  No Shareholder Rights Before Settlement.  This Award is an unfunded and unsecured promise to deliver shares or cash, and each Restricted Stock Unit subject to this Award corresponds to the fair market value of one share of the Company's common stock.  Employee shall not be entitled to any rights or privileges of ownership of shares of Common Stock with respect to any Restricted Stock Unit unless and until a share of Common Stock is actually delivered to Employee in settlement of such Restricted Stock Unit pursuant to this Agreement, but for clarity, from and after vesting of a Restricted Stock Unit in accordance with Section 2(d) below, Employee shall have the right to delivery of a share of Common Stock in settlement thereof, subject to the terms of this Agreement and the Plan.  Except as otherwise required by law, this Award may not be sold, assigned, exchanged, transferred, pledged, hypothecated or otherwise disposed of.

c.  Dividend Equivalents.  On each payment date with respect to any dividend or distribution to holders of Common Stock with a record date occurring during the Performance Period, Employee will be credited with additional Restricted Stock Units (rounded to the nearest whole unit) having a value equal to the amount of the dividend or distribution that would have been payable with respect to the outstanding Restricted Stock Units if they had been actual shares of Common Stock on such record date, based on the Fair Market Value on the applicable payment date.  All such additional Restricted Stock Units shall be subject to the same restrictions and conditions as the Restricted Stock Units with respect to which they were credited.

c.  Forfeiture.  If Employee's employment terminates before all of the Restricted Stock Units are vested in accordance in Section 2(d), any of the Restricted Stock Units that are unvested shall be forfeited to the Company on the effective date of the termination of Employee's employment except as provided in Section 2(e).

d.  Vesting and Performance Milestones.  The Restricted Stock Units shall no longer be subject to the forfeiture provisions of Section 2(c) (i.e., the Award shall vest) upon the achievement during the Performance Period of the performance milestones set forth below (the "Performance Milestones") if, except as provided in Section 2(e),

Employee remains continuously employed by the Company or one of its Subsidiaries up to and including the applicable vesting date:1

[XX]% of the Restricted Stock Units shall vest on [PERFORMANCE MILESTONES]

e.  Vesting Upon Death.  In the event of the termination of the Employee's employment due to death while any Restricted Stock Units are outstanding but unvested, such Restricted Stock Units shall remain outstanding subject to vesting in accordance with Section 2(d) unless and until they expire in accordance with Section 2(a), provided that:

(i)          the Employee had at least one full year of service with the Company and had not been on probation during the 24-month period preceding death;

(ii)          the Employee had not been on disability leave for longer than two consecutive years at the time of death; and

(iii)          the Employee's death was not due to suicide or did not result from any illness, injury, or disease that resulted from illegal drug use; was not incurred while the Employee was engaged in criminal conduct; and was not intentionally self-inflicted.

f.  Settlement following Vesting.  After Restricted Stock Units become vested, the Company shall deliver to Employee (or Employee's legal representative) a number of shares of Common Stock corresponding to the number of vested Restricted Stock Units. The shares will be delivered on the second business day following the vesting date in which no broad-based restrictions on trading in Common Stock are imposed on Company employees under securities laws or Company policies, provided that (a) settlement shall occur no earlier than 10 business days after the vesting date, (b) the Company may, in its discretion, delay settlement if and to the extent it determines that such delay is needed for compliance with restrictions on trading Common Stock under securities laws or Company insider trading or similar policies applicable to the Employee, and (c) in no event shall payment be made later than March 15 of the year after the year in which the vesting date occurs (subject to Section 10). Company need not deliver such shares to Employee until Employee has paid or caused to be paid all taxes required to be withheld pursuant to Section 3 hereof.2

3.          Withholding.  The Company may withhold from any payment to Employee to the extent permitted by law any taxes resulting from this Agreement that the Company determines it is required to withhold under the laws and regulations of any governmental authority, whether federal, state or local and whether domestic or foreign.  Subject to applicable legal requirements, Employee may elect to satisfy such withholding requirements either by (i) delivery to the Company of a certified check prior to the delivery of shares of Common Stock pursuant to Section 2, or (ii) another method of payment, but only if agreed to at the time by the Company.

4.          Notice.  All notices, requests, demands, waivers and communications required or permitted to be given hereunder shall be in writing and shall be delivered in person or mailed, certified or registered mail with postage prepaid, or sent by facsimile, as follows:

If to the Company, to:

Acorda Therapeutics, Inc.
420 Saw Mill River Road
Ardsley, NY  10502
Facsimile: (914) 347-4560
Attention:  Chief Financial Officer

If to Employee, to his or her last known mailing address specified in the Company's employee records or to such other address as either party hereto shall specify by notice in writing to the other party in accordance with this Section.  All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date when given unless mailed, in which case on the third business day after the mailing.

5.          No Employment Rights.  The Employee shall not have any rights to continued employment by the Company or any Subsidiary by virtue of the grant of the Restricted Stock Units.

6.          Award Subject to Plan.  Employee acknowledges receipt of a copy of the Plan.  The Restricted Stock Unit grant has been made pursuant to the Plan and is in all respects subject to the terms and conditions thereof.  In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

7.          Board Determinations.  In the event that any question or controversy shall arise with respect to the nature, scope or extent of any one or more rights conferred by this Agreement, the determination by the Board (or the Committee established by the Board to administer the Plan) of the rights of the Employee shall be conclusive, final and binding upon Employee and upon any other person who shall assert any right pursuant to this Agreement.

8.          Change in Control.  In the event a Change in Control occurs, the shares of Restricted Stock Units shall be treated as specified in the Plan.

9.          Assignment.  The Company may assign its rights hereunder.  Employee may not assign any of his rights hereunder.  Neither party may assign any of their obligations hereunder.

10.          Section 409A.  This Award is intended to be exempt from section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A") and to the maximum extent permitted the Plan shall be limited, construed and interpreted in accordance with such intent.  No payment shall be made under the Plan later than the deadline to be considered a short-term deferral under Treasury Regulation section 1.409A-1(b)(4).  However, nothing in this Agreement or otherwise transfers any tax liability of Employee, including any additional tax under Section 409A, to the Company or any other person.

11.          Entire Understanding.  This Agreement and the Plan constitute the entire understanding between the Employee and the Company regarding the Restricted Stock Units, except that any terms and conditions in any written employment or similar agreement with the Company or one of its Subsidiaries regarding the vesting of the Restricted Stock Units shall be deemed incorporated by reference.  Any prior agreements, commitments, or negotiations concerning the Restricted Stock Units (other than terms and conditions in a written employment or similar agreement with the Company or one of its Subsidiaries regarding the vesting of the Restricted Stock Units) are superseded.

12.          Online Acceptance.  By online acceptance of this Restricted Stock Units Award via the E-Trade website, the Employee acknowledges that he or she has reviewed and agrees to be bound by the terms and conditions hereof.